                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------


The Board of Directors
INTERLINQ Software Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-63388, 333-04558 and 333-21099) on Form S-8 of INTERLINQ Software Corporation of our report dated August 6, 1999, relating to the balance sheets of INTERLINQ Software Corporation as of June 30, 1999 and 1998, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, and the related schedule, which report appears in the June 30, 1999 annual report on Form 10-K of INTERLINQ Software Corporation.

/s/ KPMG LLP

Seattle, Washington
September 23, 1999

                                       51